EXHIBIT 10.5

COLLABORATION AGREEMENT

This Agreement is entered into and made effective as of this 22nd day of April, 2003 by and between Medtronic, Inc., a Minnesota corporation, with a principal office at 7000 Central Avenue NE, Minneapolis, Minnesota 55432.3576 (“Medtronic”) and Duska Scientific Co., a Delaware corporation, with its principal place of business at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 (“Duska”).

GENERAL

Duska proposes to conduct a Phase II/III clinical trial of ATPace™ (adenosine 5’-triphosphate) (the “Study Drug”) as a test for the diagnosis of bradycardia in patients with suspected neurally-mediated syncope or syncope of unknown origin in comparison to Head Up Tilt (HUT) testing and Implanted Loop Recorder (ILR) monitoring as predictors of cardiac pacing as an effective therapy in this patient population (the “Study”). The conduct of the Study also requires use of state-of-the-art pacemaker technology and use of implantable loop recorders. Medtronic is interested in and willing to collaborate with Duska on the conduct of the Study, as set forth herein. Upon the successful completion of the Study, it is the parties intention, at the present time, to continue their collaboration in the area of postmarketing studies of the Study Drug, subject to review and approval of protocols for such studies and the execution of a collaboration agreement covering such studies.

The parties therefore agree as follows:

SECTION 1.	CONDUCT OF STUDY; CONFORMANCE WITH LAW AND ACCEPTED PRACTICE

1.1	The Study will be conducted according to the Protocol attached hereto as Exhibit A, which may be modified from time to time as Duska shall in its sole discretion determine, provided that Duska shall give Medtronic 30 days prior written notice of proposed changes to the Protocol, or if 30 days is not possible, as much notice as is reasonably possible under the circumstances.

1.2	The Medtronic® KAPPA 900 cardiac pacing device (“Pacing Device”) and the Medtronic® Reveal Plus® loop recorder (“Study Device” or “Study Devices”) will be implanted in certain Study participants. Study Devices will be utilized within indications for each respective Study Device, as approved by the United States Food and Drug Administration (“FDA”), and Canadian regulatory authorities. All patients enrolled in the Phase III stage of the Study shall be indicated for the respective Study Devices, independent of the results of the ATPace test. Medtronic shall be entitled to immediately terminate this Agreement if at any time the Protocol is amended to make use of a Study Device outside of its approved-FDA indication.

1.3

As the sponsor of the Study, Duska shall comply with all applicable laws and regulations governing sponsors of clinical trials and shall be responsible for selecting qualified investigators, complying with agreements with the institutions representing the

Collaboration Agreement draft 2/gillelaw April 10, 2003

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

investigative sites, and providing appropriate information to and monitoring of the investigators so that the Study is performed by those investigators in conformance with generally accepted standards of good clinical practice, with the Protocol and with all applicable local, state and federal laws and regulations governing the performance of clinical investigations including, but not limited to, the United States Food, Drug and Cosmetic Act and the regulations of the FDA and Canadian regulatory authorities.

1.4	The parties shall review progress of the Study at least semi-annually. No change in the planned collaborative research hereunder is binding upon a party hereto unless agreed upon by parties to this Agreement in writing.

SECTION 2.	DESCRIPTION OF DUSKA’S RESPONSIBILITIES

2.1	Duska, as the sponsor of the Study, shall be responsible, subject to the responsibilities of the investigators that it selects and the institutions participating in the Study, for the conduct of all aspects of the Study, including protocol design, study management, and data analysis. The Study shall be conducted utilizing such investigators and institutions as Duska shall select to participate in the Study and all compensation of such investigators and institutions shall be the responsibility of Duska. Except as otherwise set forth in this Agreement relating to Medtronic’s obligation to provide certain technical assistance and consulting services and Study Devices pursuant to Sections 3.1 and 3.3, Duska shall be responsible for the payment of all costs relating to the Study, whether direct or indirect.

2.2	Duska, as the sponsor of the Study, shall be responsible, in conjunction with the investigators participating in the Study, and subject to the responsibilities of the investigators that it selects and the institutions participating in the Study, for complying with all applicable laws relating to the conduct of the Study, including those of the FDA, as well as the rules and regulations of the institutions that participate in the Study. Duska shall be responsible for all regulatory activities required to secure FDA approval of the Study, including the investigational new drug application (“IND”) and for preparation of any new drug application (“NDA”) for the Study Drug.

2.3	Duska shall be responsible for overseeing the review of manuscripts and publications related to the Study, subject to Medtronic’s rights to review and comment on such documents prior to public release, as set forth in Section 4.

2.4

Duska shall use reasonable efforts to include in the informed consents and research authorizations required to be signed by Study participants the appropriate language to permit Medtronic to have access to and utilize Data in compliance with the HIPAA Privacy Regulation (as defined in Section 8.4(c)) for all Medtronic business purposes; provided, however, that Duska shall have no obligation to make any additional payments to Study participants to obtain such informed consents or research authorizations, and any additional expense incurred by Duska that is not part of the additional clinical trial

Collaboration Agreement draft 2/gillelaw
April 10, 2003
2

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

process to obtain such consents or research authorizations shall be reimbursed by Medtronic (subject to Medtronic approving any such expenditures in advance). Prior to initiating use of the informed consents and research authorizations, Duska shall provide copies of those consents and authorizations to Medtronic for its review and comment. Medtronic shall assist Duska in formulating the appropriate language required for the informed consents and research authorizations and shall assist Duska as necessary to obtain the necessary approvals from the IRBs and participating institutions.

SECTION 3.	DESCRIPTION OF MEDTRONIC’S RESPONSIBILITIES

3.1	Medtronic shall provide free of charge such technical assistance and consulting services to Duska as are reasonably requested by Duska in connection with the implantation, programming, and monitoring of proper functioning of Study Devices in patients participating in the Study, to permit Duska to access and read the data provided by the Study Devices.

3.2	Medtronic shall use reasonable efforts to assist Duska in identifying potential investigators and institutions to participate in the Study through use of Medtronic’s knowledge of the relevant medical device markets, provided, however, that all agreements relating to participation in the Study shall be between Duska and the investigators and institutions and provided, further, that Medtronic makes no warranty or representation that suitable investigators or institutions can be found to conduct the Study as designed by Duska.

3.3.	Medtronic’s Reimbursement & Economic Department shall assist Duska and any institutions participating in the Study to obtain appropriate reimbursement for Study Devices. For devices considered eligible for health insurance reimbursement, the Study agreement between Duska and the participating institution shall require the institution to submit claims for reimbursement for Study Devices and for related reasonable and necessary procedures and services performed or ordered by a Study investigator, to the Study participant’s health insurer, whether a governmental health care program or other third party payor. The Study agreement shall also require the participating institution to resubmit any claim eligible for reimbursement to the third party payor if the initial claim is denied, according to each center’s standard practices. When required by the payor, the investigator shall be required to obtain prior authorization for the Study Devices and the related reasonable and necessary procedures and services.

Collaboration Agreement draft 2/gillelaw
April 10, 2003
3

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

For those Study participants who do not have medical insurance, or whose medical insurance has coverage policy limitations that preclude them from submitting a claim for reimbursement for the Study Devices being used in the Study, Medtronic shall provide the required Study Devices at no charge and shall pay the Study investigator and Study institution on a per study subject basis, according to the following:

ILR

Up to $400 for hospital expenses, and

Up to $450 for physician’s fees for the ILR implant, and device follow-up, and up to $275 for the ILR explant.

Pacing Device

Up to $1,200 for hospital expenses, and

Up to $600 for physician’s fees for the pacemaker implant and device follow-up.

The Study agreement between Duska and the participating institutions shall require the participating institutions to document such no charge Study Devices through no-charge invoices or credit memos, which Medtronic shall provide to Duska and to the participating institutions. It is anticipated that most Study participants will have medical insurance that will pay for the Study Devices and the related medical expenses. If the number of Study participants that require free devices from Medtronic exceeds fifty (50) ILRs and ten (10) Pacemakers, then Medtronic shall be entitled to cease providing free Study Devices for the Study, in its sole discretion, provided, however, that before ceasing supply of any such Study Devices, Medtronic agrees to discuss with Duska the possibility of supplying additional Study Devices. In the event that Medtronic exercises its right to terminate this Agreement pursuant to the provisions of Section 8.2(a), Medtronic agrees to continue to provide Study Devices (up to the maximum of 60 total Study Devices) as agreed to in this Section 3.3. Nothing in this agreement shall obligate Medtronic to replace any devices provided hereunder other than pursuant to Section 7.1 of this agreement.

3.4	Medtronic shall have the right to review and comment on all protocols, or protocol amendments, prepared by Duska and provide such technical advice, as it deems appropriate, in connection with such protocols or protocol amendments.

SECTION 4.	PUBLICATIONS AND MANUSCRIPTS

4.1

The Study data is expected to be pooled and analyzed as set forth in the Protocol. Any manuscripts for publication, texts of talks, abstracts of papers and similar material that reference the Study Device will be submitted to Medtronic for review and comments related to technical accuracy and presence of confidential device information at least thirty (30) days prior to submission for publication or review by a publication committee. A publications committee composed of investigators and Duska representatives will be created to review and comment on all abstracts and manuscripts. Duska shall hold in confidence Medtronic Confidential Information, and in addition Duska will include language requiring deletion of Medtronic Confidential Information from such abstracts and manuscripts in its non-disclosure agreements that it is able to conclude with investigators and institutions prior to the commencement of the Study. If an investigator

Collaboration Agreement draft 2/gillelaw
April 10, 2003
4

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

fails to sign a non-disclosure agreement covering Medtronic Confidential Information, Duska will not disclose any Medtronic Confidential Information to that investigator unless the investigator agrees to delete all Medtronic Confidential Information from any publications made by such investigator. At Duska’s request, Medtronic shall also review and comment on any FDA submissions, including the NDA relating to the Study Drug.

SECTION 5.	OWNERSHIP OF DATA

5.1	All information, documents and raw data developed in connection with this Agreement or resulting or created as a result of the performance of the Study (“Data”) shall be owned by Duska, provided, however, that Duska hereby grants Medtronic a fully-paid worldwide nonexclusive license to utilize the Data in so far as the Data relates to Study Devices for its own business purposes, and may keep and use for all purposes a copy of all such Data in so far as the Data is related to Study Devices, notwithstanding any other provision of this Agreement, provided, however, that nothing herein shall give Medtronic any right, title or interest in the Study Drug.

SECTION 6.	REPRESENTATIONS AND WARRANTIES

6.1	Medtronic and Duska, and the persons signing this Agreement on their behalf, represent and warrant that each is a legal entity with full right and authority in law and in fact to enter into this Agreement.

6.2	Duska represents and warrants that, where required, it has or shall obtain in a timely manner, any and all necessary approvals for the Study, including authorizations from the FDA and any medical institutions where the Study and the activities described in this Agreement are to be performed in whole or in part.

6.3	Medtronic and Duska represent and warrant that all employees, agents and associates whose services may be used to fulfill their respective obligations under this Agreement are or shall be appropriately informed of the terms of this Agreement and are under legal obligation to them, by contract or otherwise, sufficient to enable them to fully comply with all provisions of this Agreement.

6.4	Duska represents and warrants that it will use its best efforts to cause the investigators selected by it to conduct the Study in a good and professional manner and that it will use appropriately trained and qualified investigators, institutions, clinical research contracting organizations and its own employees to conduct the Study in accordance with the professional standards of the industry.

SECTION 7.	INDEMNIFICATION

7.1	Medtronic shall defend, indemnify and hold harmless Duska, its directors, officers, agents and employees against any and all claims, causes of action, suits, damages and costs

Collaboration Agreement draft 2/gillelaw
April 10, 2003
5

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

arising out of or in connection with the Study to the extent that they are caused by the defect or malfunction of the Study Device, except to the extent that such claim, causes of action, suits, damages and costs are based upon the willful or negligent acts or omissions of Duska or a participating institution or investigator or the failure of a participating institution or investigator to follow the established protocol for the Study.

7.2	Duska shall defend, indemnify and hold harmless Medtronic, its directors, officers, agents and employees against any and all claims, causes of action, suits, damages and costs arising out of or in connection with (a) the administration of the Study Drug during the course of the Study; (b) the design or conduct of the Study, (c) any use of the Study Device in the Study outside of such Study Device’s approved indication, (d) any breach of it’s representations and warranties contained in Section 6, and (e) the willful or negligent acts or omissions of Duska.

7.3	A party indemnified under this Agreement shall provide the indemnifying party with prompt written notice of any claim, demand or notice of action for which indemnification may be provided under this Agreement and the indemnifying party shall have full control over the defense and settlement of any claim or action for which indemnification shall be required under this Agreement. The indemnifying party agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against the indemnified party with respect to the indemnity contained herein, whether or not such claims or actions are rightfully brought or filed.

7.4	The indemnified party shall reasonably cooperate with the indemnifying party and its legal representatives in the investigation and defense of any claim or suit covered under this Agreement. In the event a claim or action is or may be asserted, the indemnified party shall have the right to select and to obtain representation by separate legal counsel. If the indemnified party exercises such right, all costs and expenses incurred by the indemnified party for such separate counsel shall be borne by the indemnified party.

SECTION 8.	MISCELLANEOUS

8.1	Term of Agreement. This Agreement shall continue in force until (a) two years following approval of the Study Drug for marketing by the FDA, or (b) five years following submission to FDA of an NDA for the Study Drug, whichever occurs first.

8.2	Termination. This Agreement may be terminated by either party:

(a)	at any time upon sixty (60) days prior written notice to the other party;

(b)	if either party fails to comply with the terms of this Agreement, 60 days after receipt by the defaulting party of written notice of such default, and failure of the defaulting party to cure such default within such 60 day time period; or

Collaboration Agreement draft 2/gillelaw
April 10, 2003
6

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

(c)	immediately upon a decision by Duska to terminate the Study for any reason or upon termination by Medtronic as provided in Section 1.2.

(d)	Upon notice of termination of this Agreement, each party shall cooperate fully and to the best of its ability to transfer know-how, data, materials, publications and all other material, including know-how, data, materials and reports that are created in the course of performing the Study, that are the property of the other party upon such termination.

(e)	Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and obligations under Sections 3.3 (as it relates to provision of Study Devices by Medtronic), 4, 5, 6, 7, 8.2(d), 8.2(e), 8.3, 8.4, 8.5 and 8.6 shall survive the termination or expiration of this Agreement.

8.3	Use of Names.

(a)	Neither party shall use the name, symbols or marks of the other in connection with any product, promotion or advertising, including in connection with the conduct of the Study, without the prior written consent of the other party. This excludes communications mandatory for the conduct of the study, including study investigators, patients, study institutions, IRB’s, insurance carriers, and state and federal regulatory agencies in both the US and Canada.

(b)	Neither party shall release or distribute any materials or information (excluding reprints of published materials) containing the name of the other party or any of its employees, other than as specifically contemplated herein, without prior written approval by an authorized representative of the non-releasing party, but said approval shall not be unreasonably withheld. Notwithstanding the foregoing, Duska shall have the right to disclose factual information related to this Agreement with Medtronic to research collaborators, business entities, investors and shareholders, in any and all filings and disclosures necessary or required by the FDA and/or by any other governmental agency in connection with the development, licensing, sublicensing and approval of any products resulting from the Study.

8.4	Confidential Information.

(a)

Any information acquired by a party (the “Receiving Party”) from the other party to this Agreement (the “Disclosing Party”) which is identified in writing as confidential by the Disclosing Party, and any material, information, data, drugs and devices developed in the course of performing the activities described in this Agreement (hereafter “Confidential Information”) shall be maintained in confidence and not used by the Receiving Party, or its employees, agents, or

Collaboration Agreement draft 2/gillelaw
April 10, 2003
7

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

assistants, except as necessary to perform the activities described in this Agreement. The obligation of non-disclosure shall not apply to the following:

(i)	information at or after such time that it is or becomes publicly available through no fault of the Receiving Party;

(ii)	information that is already independently known to the Receiving Party as shown by its prior written records, provided that the Receiving Party so advises the Disclosing Party promptly upon the Receiving Party’s discovery that the Information is already independently known to the Receiving Party;

(iii)	information that it is disclosed to the Receiving Party on a non-confidential basis by a third party with the legal right to do so; or

(iv)	information that is required by law to be disclosed.

(b)	The obligations under this Section shall survive and continue for three (3) years after termination of this Agreement.

(c)	Duska and Medtronic acknowledge their respective obligations under this Agreement to maintain the security and confidentiality of individually identifiable patient health information. The parties agree to abide by the terms of any research authorization and informed consent signed by Study participants, and to comply with applicable federal and state health information confidentiality laws and regulations, including as applicable, the Standards for Privacy of Individually Identifiable Health Information (“HIPAA Privacy Regulation”) published at Title 45 of the United States Code of Federal Regulations parts 160 and 164.

8.5	Inventions. The parties do not contemplate that any inventions will result from the Study. However, if any inventions do result from the performance of Study under this Agreement, ownership of such inventions, whether or not patentable, will fully vest as follows:

(a)

Duska acknowledges sole ownership in Medtronic of any ideas, inventions, improvements or suggestions arising from the performance of the activities described in the Agreement which are related to any Study Device utilized in the Study or Medtronic Confidential Information provided by Medtronic to Duska under this Agreement (“Medtronic Ideas”). Duska hereby assigns to Medtronic all rights in such Medtronic Ideas, including the right to apply for and obtain patents. Duska will immediately advise Medtronic of any such Medtronic Ideas and will offer reasonable assistance, at the expense of Medtronic, in applying for and obtaining relevant patents. Duska represents and warrants that each of its

Collaboration Agreement draft 2/gillelaw
April 10, 2003
8

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

technical employees has entered into a written agreement, which assigns to Duska all inventions made by the employee during the course of his or her employment.

(b)	Medtronic acknowledges sole ownership in Duska of any ideas, inventions, improvements or suggestions arising from the performance of the activities described in the Agreement which are related to the Study Drug or Duska Confidential Information provided by Duska to Medtronic under this Agreement (“Duska Ideas”). Medtronic hereby assigns to Duska all rights in such Duska Ideas including the right to apply for and obtain patents. Medtronic will immediately advise Duska of any such Duska Ideas and will offer reasonable assistance, at the expense of Duska, in applying for and obtaining relevant patents. Medtronic represents and warrants that each of its technical employees has entered into a written agreement, which assigns to Medtronic all inventions made by the employee during the course of his or her employment.

8.6	Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota, except with respect to its conflict of law provisions.

8.7	Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or the unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

8.8	Assignment; Binding Effect. Neither party may assign or transfer this Agreement or any of its rights or obligations hereunder, without the other party’s express prior written consent, which shall not be unreasonably withheld, provided, however, that nothing in this Section 8.8 shall prohibit Duska from contracting with third parties to perform the Study, act as consultants or to otherwise assist in the preparation of the NDA for submission to the FDA or assigning this Agreement to a successor in interest by merger, assignment, purchase or otherwise of substantially all of the assets and business of Duska. This Agreement shall inure to the benefit of and be binding upon each party hereto, its successors and permitted assigns. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement.

8.9	Independent Contractors. In the performance of the respective obligations and responsibilities hereunder, each of the parties shall be deemed to be and shall be an independent contractor. Neither party is authorized or empowered to act as agent for the other for any purpose and shall not, on behalf of, the other enter into any contract, warranty or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

Collaboration Agreement draft 2/gillelaw
April 10, 2003
9

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

8.10	Notices. Any notice required or permitted herein shall be in writing and shall be deemed given as of the date it is (a) delivered by hand, (b) received by Registered or Certified Mail, postage prepaid, return receipt requested, (c) received by a nationally-recognized overnight courier service such as FedEx or Airborne, with evidence of delivery, or (d) received by facsimile and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing:

If to Duska:		If to Medtronic:
Sanford Hillsberg		Marcus Mianulli
VP, Duska Scientific		Medtronic, Inc
C/O Troy and Gould		Director, Business Development
1801 Century Park East		& Physician Research
16th Floor		7000 Central Avenue NE, Mail Stop T306
Los Angeles, CA 90067		Minneapolis Minnesota 55432-3576
Telephone:	(310) 553-4441	Telephone:	(763) 514-3431
Fax:	(310) 201-4746	Fax:	(763) 514-8893

8.11	Entire Understanding; Modification of Agreement; Waiver. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be modified or amended only in a writing signed by all parties to this Agreement. No oral modification or amendment of this Agreement shall have any force or effect. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

DUSKA SCIENTIFIC CO.		MEDTRONIC, INC.

By	/s/ Manfred Mosk	By	/s/ Warren S. Watson
	Manfred Mosk	Its	Vice President
	Its Chairman		AM Business Operations

Collaboration Agreement draft 2/gillelaw
April 10, 2003
10

Collaboration Agreement

Medtronic, Inc. and Duska Scientific Co.

ATPaceTM Phase II/III Study

[attach Protocol for Phase II/III Study]

Collaboration Agreement draft 2/gillelaw
April 10, 2003
11